  EXHIBIT 11a

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Lighthouse Life Capital, LLC and Subsidiaries on Form 1-A of our report dated December 22, 2022, with respect to our audits of the consolidated financial statements of Lighthouse Life Capital, LLC and Subsidiaries as of September 30, 2022 and 2021 and for the years ended September 30, 2022 and 2021, which report appears in the Offering Circular, which is part of this Offering Statement. We also consent to the reference to our Firm under the heading “Independent Auditors” in such Offering Circular.

/s/ Marcum llp

Marcum llp

Philadelphia, PA

December 28, 2022